Nashville, TN, April 20, 1998 -- Shoney's, Inc. announced today that it had amended its existing shareholder rights plan to increase the beneficial ownership required to qualify as an acquiring person from 10% to 20% or more of the outstanding shares of the company's common stock.

         According to F.E. McDaniel, Jr., chief administrative officer, the amendment to the shareholder rights plan also excludes from the definition of an acquiring person the company, any wholly-owned subsidiary of the company and any employee stock ownership or other employee benefit plan of the company or a wholly-owned subsidiary of the company.

         Shoney's, Inc. owns and operates a total of 1,360 restaurants in 33 states, including 874 company-owned and 486 franchised restaurants. The company's stock is traded on the New York Stock Exchange, under the symbol "SHN."